Exhibit 3.1

SL GREEN REALTY CORP.

ARTICLES OF AMENDMENT

SL GREEN REALTY CORP., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:                                                      The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect, consisting of Articles of Restatement filed with the Department on July 11, 2014 (the “Charter”), pursuant to Sections 2-601 et seq. of the Maryland General Corporation Law (the “MGCL”).

SECOND:                                       The Charter of the Corporation is hereby amended by deleting therefrom in its entirety the existing Section 1 of Article IV, and inserting in lieu thereof the following new Section 1 of Article IV:

Section 1.  Number of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”).  The number of directors of the Corporation shall be nine (9), which number may be increased or decreased pursuant to the Bylaws of the Corporation but shall never be less than the minimum number required by the Maryland General Corporation Law.  The names of the nine (9) current directors who shall serve until the expiration of the respective terms for which they were elected, and until their successors are duly elected and qualified, and the year in which the current term of each such director shall expire are:

Name	Year of Expiration

John H. Alschuler	2018
Stephen L. Green	2018
Lauren B. Dillard	2018
Edwin Thomas Burton III	2019
Craig M. Hatkoff	2019
Andrew W. Mathias	2019
Marc Holliday	2020
John S. Levy	2020
Betsy Atkins	2020

Each director shall serve for the term of office for which he or she is elected, and until his or her successor is duly elected and qualifies.  At each annual meeting of stockholders commencing with the annual meeting of stockholders to be held in 2018, the successors to the directors whose term expires at such annual meeting of stockholders shall be elected to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

THIRD:                                                  The foregoing amendment to the Charter as set forth in these Articles of Amendment has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH:                                     These Articles of Amendment shall be effective upon filing with the Department.

FIFTH:                                                    The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 13th day of July, 2017.

ATTEST:	SL GREEN REALTY CORP.

/s/ Andrew S. Levine	By:	/s/ Marc Holliday	(SEAL)
Name:	Andrew S. Levine	Name:	Marc Holliday
Title:	Secretary	Title:	Chief Executive Officer